EXHIBIT 10.1

SECURITIES PURCHASE AGREEMENT
by and among
Afinsa Bienes Tangibles, S.A. En Liquidación,
Auctentia, S.L.,
and
Spectrum Group International, Inc.

Dated as of March 5, 2012

SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 5, 2012, by and among Afinsa Bienes Tangibles, S.A. En Liquidación, a Spanish corporation (“Afinsa”), Auctentia, S.L., a Spanish corporation (“Auctentia” and together with Afinsa, the “Selling Stockholders”), and Spectrum Group International, Inc., a Delaware corporation (“Purchaser”).
R E C I T A L S
WHEREAS, on July 14, 2006, Afinsa was placed into bankruptcy proceedings under the laws of Spain, and on May 5, 2011, the Commercial Court No. 6 (Bankruptcy Court) in Madrid, Spain (the “Bankruptcy Court”) entered an order, attached hereto as Exhibit A (the “Approval Order”), approving the liquidation of the assets owned by Afinsa, pursuant to which the trustees of Afinsa were directed to sell the shares of common stock, par value $0.01, of Purchaser (“Common Stock”) held by Afinsa and Auctentia and the shares held by Auctentia of Spectrum PMI, Inc., a Delaware corporation (“Spectrum PMI”) that owns all of the outstanding equity of A-Mark Precious Metals, Inc.; and
WHEREAS, Afinsa proposes to sell 271,514 shares of Common Stock (the “Afinsa Securities”) and Auctentia proposes to sell (a) 18,370,553 shares of Common Stock (the “Auctentia Securities”) and (b) all of the common stock, par value $0.01, of Spectrum PMI held by Auctentia (the “Spectrum PMI Securities”, and together with the Afinsa Securities and Auctentia Securities, collectively the “Securities”), to Purchaser, and Purchaser desires to purchase the Securities from the Selling Stockholders, subject to the terms and conditions contained herein; and
WHEREAS, Purchaser intends to finance a portion of the purchase price for the Securities through a rights offering, and Purchaser and the Selling Stockholders desire to provide for the rights offering and allow sufficient time to complete the rights offering.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS; Construction

1.1 Definitions. Unless the context otherwise requires or as otherwise defined herein, capitalized terms used in this Agreement shall have the following meanings:

“Afinsa” is defined in the Preamble.
“Afinsa Securities” is defined in the recitals.
“Agreement” is defined in the Preamble.
“Approval Order” is defined in the recitals.
“Auctentia” is defined in the Preamble.
“Auctentia Securities” is defined in the recitals.

“Bankruptcy Court” is defined the recitals.
“Business Day” means a day other than (a) a Saturday or Sunday or (b) any other day on which banks in the City and State of New York or the City of Madrid, Spain are permitted or required by applicable Law to be closed.
“Closing” is defined in Section 2.3.
“Closing Date” is defined in Section 2.3.
“Common Stock” is defined in the recitals.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction, including the Bankruptcy Court.
“Law” means any multinational, national, state, provincial or local law, statute, ordinance, regulation, rule, code or other requirement or rule of law or stock exchange rule, and any judgment, order, directive, injunction, writ, decree or award of any Governmental Authority.
“Lien” means any mortgage, charge, equitable interest, security interest, option, warrant, right to acquire, pledge, hypothecation, right of first offer or refusal, claim, lien, proxy, restriction on use, transferability, voting or transfer, or any other lien or encumbrance of any kind or nature whatsoever.
“Non-Breaching Party” is defined in Section 7.10.
“Outside Date” is defined in Section 6.1(b)(i).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Purchase Price” is defined in Section 2.2.
“Purchaser” is defined in the Preamble.
“Registration Statement” is defined in Section 5.2(a).
“Representatives” means such Person's affiliates, and its and their respective directors, officers, trustees, employees, partners, members, agents and consultants (including attorneys, financial advisors and accountants).
“Rights Offering” means the proposed rights offering by Purchaser, pursuant to which Purchaser will seek to raise capital that will be used to fund a portion of Purchaser's payment obligations hereunder by distributing to the holders of its Common Stock (other than the Selling Stockholders) subscription rights to purchase up to 18,642,067 shares of Common Stock. The Rights Offering will not include any obligation on the part of Purchaser to consider, enter into or consummate any backstop, standby purchase or similar type of agreement.

“Rights Offering Documents” means the Registration Statement, prospectus and any other documents, together with any amendments and supplements thereto required under applicable Laws to be filed with the SEC or delivered to any Person in connection with the Rights Offering.
“SEC” is defined in Section 5.2(a).
“Securities” is defined in the recitals.
“Securities Act” means the Securities Act of 1933, as amended.
“Selling Stockholders” is defined in the Preamble.
“Special Committee” means the special committee of the board of directors of Purchaser as duly appointed on July 11, 2011.
“Spectrum PMI” is defined in the recitals.
“Spectrum PMI Securities” is defined in the recitals.
“Termination Fee” means $2,912,500.00 (constituting 5% of the Purchase Price).
“UCC” means the Uniform Commercial Code of the State of Delaware.
“Willful Termination Fee” means $3,500,000.00.
1.2 Construction. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this Agreement as a whole and not to any particular provision; (d) the terms “Article,” “Section,” and “Exhibit” refer to the specified Article or Section of or Exhibit to this Agreement; (e) the term “including” and other forms of such term, with respect to any matter or thing, mean “including but not limited to” such matter or thing; (f) all references to “dollars” or “$” refer to currency of the United States of America; and (g) when calculating the period of time within or following which any act is to be done, any notice is to be given or any other action is to be taken, the date which is the reference date in such period shall be excluded and if the last day of such period is not a Business Day, then such period shall end on the next succeeding day that is a Business Day. The exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The parties hereto acknowledge that each party hereto and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
ARTICLE II

PURCHASE AND SALE; PURCHASE PRICE ; CLOSING

2.1     Purchase and Sale. Subject to the terms and conditions, and in reliance upon the representations and warranties of the other party (or parties), set forth in this Agreement, at the Closing, the Selling Stockholders shall sell, convey, transfer, assign and deliver good and valid title to the Securities to Purchaser, and Purchaser shall purchase the Securities from the Selling Stockholders for the

Purchase Price, free and clear of any and all Liens.

2.2     Purchase Price. The aggregate purchase price for all of the Securities shall be $58,250,000.00 (the “Purchase Price”) payable at the Closing as follows: Purchaser shall (i) pay to Afinsa $678,785.00 in cash by wire transfer of immediately available funds and (ii) pay to Auctentia $57,571,215.00 in cash by wire transfer of immediately available funds, in each case, to an account or accounts in Spain specified by the Selling Stockholders at least 2 Business Days prior to the Closing Date.

2.3     Closing.

(a)The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 9:00 a.m. Eastern time within 4 Business Days after the satisfaction of the conditions to Closing set forth in Article IV hereof (except those which by their nature can only be satisfied at Closing), at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York, or at such other time and date as Purchaser and the Selling Stockholders determine (the date on which the Closing occurs, the “Closing Date”).

(b)At the Closing:

(i)Auctentia shall deliver, or cause to be delivered, to Purchaser all certificates for, and evidence of ownership of, the Spectrum PMI Securities, duly endorsed for transfer or accompanied by a duly executed stock power;

(ii)Auctentia shall deliver, or cause to be delivered, to Purchaser (1) all certificates for, and evidence of ownership of, the Auctentia Securities held in certificate form, duly endorsed for transfer or accompanied by a duly executed stock power, and (2) all Auctentia Securities not held in certificate form by credit to the accounts at The Depository Trust Company designated by Purchaser;
(iii)Afinsa shall deliver, or cause to be delivered, to Purchaser (1) all certificates for, and evidence of ownership of, the Afinsa Securities held in certificate form, duly endorsed for transfer or accompanied by a duly executed stock power, and (2) all Afinsa Securities not held in certificate form by credit to the accounts at The Depository Trust Company designated by Purchaser;

(iv)the Selling Stockholders shall deliver to Purchaser such other documents and instruments required to be delivered by the Selling Stockholders under the terms of this Agreement, duly executed by the Selling Stockholders; and

(v)Purchaser shall pay the Purchase Price to the Selling Stockholders in accordance with Section 2.2 and deliver to the Selling Stockholders such other documents and instruments required to be delivered by Purchaser under the terms of this Agreement, duly executed by Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties of the Selling Stockholders. The Selling Stockholders,

jointly and severally, hereby represent and warrant to Purchaser as follows:

(a)Each Selling Stockholder is duly organized, validly existing and in good standing under the Laws of Spain and has all requisite corporate power and authority to enter into this Agreement and to sell, transfer and deliver the Securities to be sold by such Selling Stockholder.

(b)This Agreement has been duly authorized, executed and delivered by each Selling Stockholder and constitutes a valid and binding agreement of such Selling Stockholder, enforceable in accordance with its terms, including under the Approval Order which constitutes the Bankruptcy Court approval of the entry by the Selling Stockholders into an agreement of the type of this Agreement and the consummation of the transactions contemplated hereby.

(c)As of the date hereof: (i) the Approval Order has been validly issued and remains in full force and effect; (ii) no actions or steps have been taken by the Selling Stockholders or by any third party that may affect the validity and enforceability of the Approval Order or of this Agreement and the transactions contemplated herein; and (iii) the execution and delivery of this Agreement by the Selling Stockholders and the consummation of the transactions herein contemplated in the terms and conditions provided for herein is duly authorized pursuant to the Approval Order. The performance of this Agreement and the consummation of the transactions contemplated herein will not be adversely affected by any appeal of the Approval Order.

(d)The execution and delivery of this Agreement by each Selling Stockholder and the performance by it of the terms hereof and the consummation of the transactions herein contemplated do not and will not result in a breach or violation of any of the terms and provisions of, or constitute a default (or event that with the giving or notice or lapse of time would become a breach or default) under, (i) any of the organizational documents of such Selling Stockholder, (ii) any material agreement or instrument to which such Selling Stockholder is a party or by which such Selling Stockholder is bound, or (iii) any Law applicable to such Selling Stockholder, except, in the case of the foregoing clauses (ii) and (iii), where any such breach or violation would not, individually or in the aggregate, prevent or materially delay such Selling Stockholder's ability to meet or perform its obligations under this Agreement. No consent, approval, authorization or order of, or notice to or filing with, any court or Governmental Authority or any other Person, is required for the execution, delivery and performance of this Agreement or for the consummation of the transactions contemplated hereby, including the sale of the Securities being sold by each Selling Stockholder, except such as may be required under the Securities Act, state securities Laws, blue sky Laws or in connection with the Rights Offering.

(e)Afinsa is the sole record and beneficial owner of the Afinsa Securities to be sold hereunder, free and clear of all Liens. Auctentia is the sole record and beneficial owner of the Auctentia Securities and the Spectrum PMI Securities to be sold hereunder, free and clear of all Liens. Upon delivery of the Purchase Price as herein provided, at the Closing, Purchaser will acquire good and valid title to all of the Securities, free and clear of any Lien (other than Liens created by Purchaser). The Securities to be sold by such Selling Stockholder represent all shares of Common Stock or Spectrum PMI Securities, as the case may be, owned by such Selling Stockholder.

(f)Upon Purchaser's acquiring possession of the Securities to be sold by such Selling Stockholder and payment of the Purchase Price, Purchaser (assuming Purchaser does not have notice of any “adverse claim” within the meaning of Section 8-105 of the UCC, to such Securities) will acquire all of such Selling Stockholder's rights and interest in such Securities free of any adverse claim (within the meaning of Section 8-102(a)(1) of the UCC). Such Selling Stockholder is selling the Securities to be sold by such Selling Stockholder for such Selling Stockholder's own account and is not selling such Securities, directly or indirectly, for the benefit of any other Person. Other than this Agreement, no Selling Stockholder (nor any of its affiliates) is party to or bound by any contracts, agreements, understandings or arrangements with any Person (including, any stockholder or voting agreements) relating to any of the Securities and there are no agreements, rights or other facts or circumstances relating to the Securities that may give rise to any “adverse claim” within the meaning of Section 8-105 of the UCC with respect to any of the Securities.

(g)No broker, finder, investment banker or any other intermediary is entitled to receive from such Selling Stockholder any brokerage or finder's fee or any other fee or commission in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of such Selling Stockholder.

(h)The trustees of Afinsa have disclosed to current senior management of Purchaser all material information known to them regarding the tax and criminal proceedings in Spain involving Afinsa, CDC and the former officers and directors of Purchaser that could reasonably be expected to adversely affect Purchaser's business, results of operations, financial condition or price of its Common Stock.

(i)Such Selling Stockholder has knowledge of the business and affairs of Purchaser, including by reason their representation on the board of directors of Purchaser, and is sophisticated and experienced in making, and is qualified to make, decisions with respect to investments and shares representing an investment decision like that involved herein, and has had the opportunity to request, receive, review and consider all information it deems relevant in making an informed decision to sell the Securities.

(j)Except for the representations and warranties contained in this Agreement and the certificate delivered pursuant to Section 4.2, neither Selling Stockholder nor any other Person on behalf of such Selling Stockholder makes nor has made any other representation or warranty, express or implied, at law or in equity, in respect of the Securities, the financial condition of Purchaser or any information provided to Purchaser with respect to the Securities, and any such representation or warranty is hereby expressly disclaimed.

3.2    Representations and Warranties of Purchaser.

(a)Purchaser is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and to purchase the Securities.

(b)This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and subject to general principles of equity. The execution and delivery of this Agreement and the performance of the terms hereof and the consummation of the transactions herein contemplated do not and will not result in a breach or violation of any of the terms and provisions of, or constitute a default (or event that with the giving or notice or lapse of time would become a breach or default) under, (i) the certificate of incorporation or bylaws of Purchaser, (ii) any material agreement or instrument to which Purchaser is a party or by which Purchaser is bound, or

(iii) any Law applicable to Purchaser, except, in the case of the foregoing clauses (ii) and (iii) where any such breach or violation would not, individually or in the aggregate, prevent or materially delay Purchaser's ability to meet or perform its obligations under this Agreement. No consent, approval, authorization or order of, or notice to or filing with a Governmental Authority or other Person is required for the execution, delivery and performance of this Agreement by Purchaser or for the consummation by it of the transactions contemplated hereby, including the purchase of the Securities, except such as may be required under the Securities Act, state securities Laws, blue sky Laws or in connection with the Rights Offering.

(c)The current senior management of Purchaser has disclosed to the trustees of Afinsa all material information known to them regarding the tax and criminal proceedings in Spain involving Afinsa, CDC and the former officers and directors of Purchaser that could reasonably be expected to adversely affect Purchaser's business, results of operations, financial condition or price of its Common Stock.

(d)Except for the payment of a fee by Purchaser to the financial advisor to the Special Committee for the delivery of a fairness opinion in connection with the transactions contemplated by this Agreement, no broker, finder, investment banker or intermediary is entitled to receive from Purchaser any brokerage or finder's fee or any other fee or commission in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of Purchaser. Purchaser shall be solely responsible for the any fees payable to the financial advisor to the Special Committee.

(e)Except for the representations and warranties contained in this Agreement and the certificate delivered pursuant to Section 4.3, neither Purchaser nor any other Person on behalf of Purchaser makes nor has made any other representation or warranty, express or implied, at law or in equity, with respect to Purchaser or any information provided to the Selling Stockholders, and any such representation or warranty is hereby expressly disclaimed.

ARTICLE IV

CONDITIONS TO CLOSING

4.1    Conditions to the Obligations of Purchaser and Selling Stockholders. The obligations of Purchaser and each Selling Stockholder to effect the Closing shall be subject to the following conditions:

(a)all authorizations, consents, orders or permits of, or filings with, and the expirations of waiting periods required from (as applicable), any Governmental Authority shall have been filed, have occurred or been obtained and in full force and effect, and the effectiveness of the Approval Order shall not have been modified, reversed, vacated, stayed, restrained, or enjoined on the Closing Date to the extent affecting the approval of the execution and performance of this Agreement and the consummation of the transactions contemplated herein; and

(b)no provision of any applicable Law shall prohibit the consummation of any of the transactions contemplated at the Closing.

4.2    Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to effect the Closing shall be subject to the following additional conditions:

(a)the representations and warranties of the Selling Stockholders in this Agreement shall be true and correct, in each case, on and as of the date hereof and on the Closing Date as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

(b)the Selling Stockholders shall have performed or complied with in all material respects all of their obligations hereunder required to be performed or complied with by each Selling Stockholder at or prior to the Closing;

(c)Purchaser shall have received a certificate signed by an authorized Person of each Selling Stockholder certifying as to the matters set forth in Sections 4.2(a) and 4.2(b);

(d)(i) all conditions to the consummation of the Rights Offering (other than any condition of the Rights Offering relating to the consummation of the transactions contemplated hereby) shall have been satisfied and Purchaser shall have received at least $37,284,134.00 in aggregate net proceeds from the Rights Offering (the “Rights Offering Proceeds”) and (ii) Purchaser shall have the necessary funds, together with the Rights Offering Proceeds, to pay in full the Purchase Price;

(e)Purchaser shall have received a cash dividend in the amount of $2,750,000 from Central de Compras Coleccionables, S.L. (“CDC”), a wholly owned subsidiary of Purchaser (the “CDC Dividend”);

(f)the Selling Stockholders shall have delivered to Purchaser an opinion of counsel to the Selling Stockholders reasonably acceptable to Purchaser covering the opinions set forth in Exhibit B hereto;

(g)each of Antonio Arenas and George Lumby shall have tendered his resignation as a director of Purchaser effective as of the Closing Date;

(h)each of Antonio Arenas and George Lumby shall have tendered his resignation as a liquidator of CDC effective within 1 Business Day after the Selling Stockholders are notified by Purchaser that the SEC has declared the Registration Statement effective; and

(i)Purchaser shall not have notice of an adverse claim on the Securities within the meaning of Section 8-105 of the UCC.

4.3    Additional Conditions to the Obligations of the Selling Stockholders. The obligations of the Selling Stockholders to effect the Closing shall be subject to the following additional conditions:

(a)the representations and warranties of Purchaser contained in this Agreement shall be true and correct, in each case, on and as of the date hereof and on and as of Closing as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

(b)Purchaser shall have performed or complied with in all material respects all of its obligations hereunder required to be performed or complied with by it at or prior to the Closing;

(c)the Selling Stockholders shall have received a certificate, signed by an officer of Purchaser, certifying as to the matters set forth in Sections 4.3(a) and 4.3(b); and

(d)Purchaser shall have furnished the Selling Stockholders with a certified copy of all necessary corporate action on its behalf approving its execution, delivery and performance of this Agreement, including, without limitation, duly authorized resolutions of the board of directors of Purchaser consenting to the purchase of the Securities.

ARTICLE V

COVENANTS
5.1    Consents.

(a)Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party; (ii) use reasonable best efforts to respond to any inquiries by any Governmental Authority, including the Bankruptcy Court, regarding matters with respect to the transactions contemplated by this Agreement or any agreement or document contemplated hereby; (iii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any agreement or document contemplated hereby; and (iv) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities or other Person that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. The Selling Stockholders will use commercially reasonable efforts to cause the Approval Order to remain in full force and effect to the extent affecting the approval of the execution and performance of this Agreement and the consummation of the transactions contemplated herein. Each party shall cooperate fully with the other parties in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Notwithstanding the foregoing, nothing contained herein shall require Purchaser to commence, defend or participate in any litigation or other actions or proceedings (including any derivative lawsuits or other litigation challenging or seeking to enjoin, restrain or delay any of the transactions contemplated by this Agreement) or to pay, commit to pay or incur any costs, fees or expenses in connection with any such required consents or approvals (other than amounts that, in the aggregate, are immaterial).

(b)All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of a party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Selling Stockholders or Purchaser with Governmental Authorities in the ordinary course of business), will be disclosed to the other party hereunder in advance of any filing, submission or attendance. The parties will consult and cooperate with the other parties, and consider in good faith the views of each other, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

5.2     Financing.

(a)In connection with the Rights Offering, Purchaser shall, as promptly as practicable, but in any event within 15 Business Days, prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 (the “Registration Statement”) and such other Rights Offering Documents as shall be required by the SEC and applicable state securities agencies. Purchaser shall, and shall use its commercially reasonable efforts to cause its accountants and lawyers to, use their respective commercially reasonable efforts to (i) have or cause the Registration Statement declared effective as promptly as practicable, including, causing its accountants to deliver necessary or required instruments such as consents and (ii) take any other action required or necessary to be taken under federal or state securities Laws in connection with the registration process. Purchaser shall use commercially reasonable efforts to (A) respond to all inquiries and requests from the SEC and such other applicable state securities agencies as soon as reasonably practicable and (B) make amendments and supplements to the Rights Offering Documents as are necessary to make any statement or schedule therein not incorrect or misleading. Notwithstanding the foregoing, in no event will Purchaser be required in connection with this Section 5.2 or any other provision herein to prepare and/or file audited financial statements for any fiscal years other than the fiscal years ended June 30, 2010 and 2011.

(b)The Selling Stockholders shall cooperate with Purchaser, and shall make such filings, participate with Purchaser in such communications and take such other action necessary or advisable to facilitate the Rights Offering.

(c)Beginning with the date that the SEC declares the Registration Statement effective, Purchaser will use commercially reasonable efforts to effect the CDC Dividend.

5.3    Resignations.  Afinsa shall cause each of Antonio Arenas and George Lumby to have tendered his resignation as a director of Purchaser effective as of the Closing Date.

5.4    Publicity. The parties agree that, except as otherwise required by applicable Law, no public release or announcement concerning this Agreement or the transactions contemplated herein shall be made without advance review and approval by each party hereto, which approval shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, the parties agree that this Agreement and the transactions contemplated herein may be described in and/or filed with Purchaser's and the Selling Stockholders' filings with the SEC and the Selling Stockholders' filings with the Bankruptcy Court; provided, however, each party will use its commercially reasonable efforts to allow the other party reasonable time to comment on such disclosure in advance of filing with the SEC or the Bankruptcy Court, as the case may be, and the parties will use their commercially reasonable efforts to reach mutual agreement as to the language of such disclosure in advance of filing, it being understood that the final form and content of any such disclosures will be at the final discretion of the party obligated to make such filing.

5.5     Standstill. Neither Selling Stockholder shall, nor shall either Selling Stockholder permit any of their respective Representatives to, directly or indirectly, purchase or sell or offer to purchase or sell any Common Stock (including the Afinsa Securities and Auctentia Securities), any warrants or options to acquire Common Stock, any securities convertible into or exchangeable for Common Stock, any other right to acquire or sell Common Stock, or the Spectrum PMI Securities; provided, however, that on or after June 1, 2012, Selling Stockholders may engage in confidential negotiations or discussions with a third party regarding a sale of the Securities, provided that (i) the Selling Stockholders and such third party enter into a customary confidentiality agreement (which confidentiality agreement shall contain a provision prohibiting public disclosure of such negotiations or discussions or the fact that negotiations or discussions are on-going); and (ii) the Selling Stockholders promptly advise Purchaser that they have entered into such confidentiality agreement (it being understood that such obligation will not require the Selling Stockholders to disclose the identity of the third party to Purchaser or any terms being discussed with such third party).

ARTILCLE VI

TERMINATION

6.1    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of Purchaser and the Selling Stockholders;

(b)by Purchaser by written notice to the Selling Stockholders if:

(i)there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Selling Stockholders pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 4.1 or 4.2 and such breach, inaccuracy or failure is incapable of being cured by July 15, 2012 (the “Outside Date”) or, if capable of being so cured, has not been cured by the Selling Stockholders within ten Business Days of the Selling Stockholders' receipt of written notice of such breach, inaccuracy, or failure of Purchaser; provided, that (x) such failure shall not be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing and (y) there is not then a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant this Agreement that would give rise to the failure of any of the conditions specified in Section 4.1 or 4.3; or

(ii)any of the conditions set forth in Section 4.1 or 4.2 shall not have been, or if it becomes apparent that any of such conditions will not be, satisfied by the Outside Date, unless such failure shall be due to any breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement;

(c)by the Selling Stockholders by written notice to Purchaser if:

(i)there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 4.1 or 4.3 and such breach, inaccuracy or failure is incapable of being cured by the Outside Date or, if capable of being so cured, has not been cured by Purchaser within ten Business Days of the Purchaser's receipt of written notice of such breach, inaccuracy, or failure of the Selling Stockholders; provided, that (x) such failure shall not be due to the failure of the Selling Stockholders to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing and (y) there is not then a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Selling Stockholders pursuant this Agreement that would give rise to the failure of any of the conditions specified in Section 4.1 or 4.2; or

(ii)any of the conditions set forth in Section 4.1 or 4.3 shall not have been, or if it becomes apparent that any of such conditions will not be, satisfied by the Outside Date, unless such failure shall be due to any breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Selling Stockholders pursuant to this Agreement;

(d)by Purchaser or the Selling Stockholders in the event that: (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; (ii) any Governmental Authority shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and non-appealable; (iii) the Closing shall not have occurred on or prior to the Outside Date (provided that the right to terminate this Agreement pursuant to this Section 6.1(d)(iii) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time); or (iv) the Registration Statement has not been declared effective by June 10, 2012.

6.2    Termination Fee.

(a)Subject to Sections 6.2(b) and 6.2(c), Purchaser shall pay the Termination Fee to Afinsa (on behalf of Afinsa and Auctentia) in cash by wire transfer of immediately available funds, to an account or accounts in Spain specified by the Selling Stockholders, no later than 3 Business Days after termination of this Agreement:

(i)if all of the conditions set forth in Sections 4.1 and 4.2 (other than Sections 4.2(d) and 4.2(e)) have been satisfied (except for those conditions that by their terms are to be satisfied at the Closing which conditions were capable of being satisfied had the Closing occurred on the termination date) and Purchaser terminates this Agreement pursuant to Section 6.1(b)(ii) as a result of the failure of the condition set forth in Section 4.2(d) to be satisfied (provided that the failure of such condition to be satisfied shall not have resulted in any material respect by any breach of this Agreement by the Selling Stockholders);

(ii)the Selling Stockholders terminate this Agreement pursuant to Section 6.1(c)(i), unless such termination is based on a breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement, which breach or inaccuracy is not material; or

(iii)any party terminates this Agreement pursuant to Section 6.1(b)(ii), (c)(ii) or (d) and such termination, or the facts and circumstances resulting in such termination, arise from any material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement (other than a breach of the representation set forth in Section 3.2(b)(iii) as a result of litigation filed after the date hereof).

(b)Purchaser shall pay the Willful Termination Fee to Afinsa (on behalf of Afinsa and Auctentia) in cash by wire transfer of immediately available funds to an account or accounts in Spain specified by the Selling Stockholders no later than 3 Business Days after termination of this Agreement if there has been a willful and material breach by Purchaser of a covenant or agreement contained in this Agreement and such breach is a basis for such termination regardless of the section under which this Agreement was terminated (provided that the Selling Stockholders have not willfully and materially breached this Agreement).

(c)Notwithstanding Section 6.2(a), so as long as Purchaser has complied with its obligations under this Agreement, no Termination Fee or Willful Termination Fee will be payable if the Registration Statement has not been declared effective by June 10, 2012.

(d)In no event shall Purchaser be required to pay the Termination Fee or Willful Termination Fee on more than one occasion, and, for the avoidance of doubt, the Selling Stockholders cannot receive both the Termination Fee and the Willful Termination Fee.

(e)Notwithstanding anything to the contrary in this Agreement, the Selling Stockholders' right to receive payment of the Termination Fee or Willful Termination Fee when payable pursuant to this Section 6.2, as the case may be, shall be the sole and exclusive remedy of the Selling Stockholders or any of their respective Representatives against Purchaser or any of its Representatives for any and all losses that may be suffered under or in connection with this Agreement (including as a result of any and all breaches or violations of this Agreement). Upon payment of the Termination Fee or Willful Termination Fee in accordance with Section 6.2 (or the termination of this Agreement in circumstances in which the Termination Fee or Willful Termination Fee, as applicable, is not payable), neither of Purchaser nor any of its Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, and the Selling Stockholders and their respective Representatives shall have no further remedies of any kind against Purchaser or any of its Representatives.

(f)The parties acknowledge that the agreements contained in this Section 6.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Each of the parties further acknowledge that the Termination Fee and Willful Termination Fee, as applicable, are not a penalty, but are liquidated damages in a reasonable amount that will compensate the Selling Stockholders in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

6.3    Effect of Termination. In the event of termination of this Agreement in accordance with this Article VI, this Agreement shall be of no further force or effect; provided, however, that (i) this Article VI and Article VII will survive the termination of this Agreement and will remain in full force and effect, and (ii) that nothing herein shall relieve either Selling Stockholder from liability for any willful and material breach of any provision of this Agreement occurring prior to termination.

ARTICLE VII

MISCELLANEOUS

7.1    Expenses. Except as provided in Exhibit B, all costs and expenses incurred in connection with this Agreement and each other agreement, document and instrument contemplated by this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

7.2    Attorneys' Fees. In the event that any party institutes any legal suit, action or proceeding, against the other party to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach of this Agreement), the prevailing party in the suit, action or proceeding shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys' fees and expenses and court costs.

7.3    Further Assurances. Each of the parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

7.4    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by United Parcel Service or Federal Express (receipt requested); or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.4):

(a)If to Purchaser:
Spectrum Group International, Inc.
1063 McGaw
Irvine, CA 92614
Attn: Greg Roberts
Fax: (949) 567-1360
Email: GregR@SpectrumGI.com
- and -
The Special Committee of the Board of Directors of Spectrum Group International, Inc.
1063 McGaw
Irvine, CA 92614
Attn: Jeffrey Benjamin
Fax: (949) 567-1360
Email: jbenjamin@cyruscapital.com
with copies (which shall not constitute notice) to:
Spectrum Group International, Inc.
1063 McGaw
Irvine, CA 92614
Attn: Carol Meltzer, Esq.
Fax: (949) 567-1360
Email: cmeltzer@spectrumgi.com
- and -
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attn: Bruce Mendelsohn, Esq.
Fax: (212) 871-1002
Email: bmendelsohn@akingump.com

- and -
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attn: Scott Rosenblum, Esq.
Fax: (212) 715-8000
Email: srosenblum@kramerlevin.com

(b)If to Afinsa or Auctentia:
Afinsa Bienes Tangibles, S.A.
Lagasca 88, 28001
Madrid
Spain
Attn: Administracion Concursal
Fax: (011) 34 915761105
Email: aca@afinsabt.com
with copies (which shall not constitute notice) to:
Benito Aguera Marin
Cl. Bahia de Alicante, 9-1°B
28042 Madrid
Spain
Fax: (011) (34) 917 474 519
Email: benito.aguera@audyco.com

- and -
Javier Diaz-Galvez de la Camara
DLA Piper Spain
Paseo de la Castellana, 35
28046 Madrid
Spain
Fax: (011) (34) 91 319 19 40
Email: Javier.diaz-galvez@dlapiper.com

- and -
Carmen Salvador Calvo
Tesoreria General de la Seguridad Social
Pez Volador, 2
28007 Madrid
Spain
Fax: (011) (34) 91 503 7974
Email: Carmen.salvador@seg-social.es

- and -

Morrison & Foerster LLP
1290 Avenue of the Americas
New York, New York 10104
United States of America
Attn: Spencer D. Klein and Anthony Princi
Fax: (212) 468-7900
Email: sklein@mofo.com; aprinci@mofo.com
7.5     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

7.6    Entire Agreement. This Agreement, together with any other documents incorporated herein by reference and all related exhibits, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the related exhibits, the statements in the body of this Agreement shall control.

7.7    Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

7.8    Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor, subject in all cases to Section 6.2, shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7.9    Cumulative Remedies. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise, except to the extent expressly provided in Article VI to the contrary.

7.10    Equitable Remedies. Each of the parties hereto acknowledges that a breach or threatened breach by any party of any of their obligations under this Agreement would give rise to irreparable harm to the other parties to this Agreement (in each instance a, “Non-Breaching Party”) for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by a party of any such obligations, any Non-Breaching Party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). For the avoidance of doubt, the Selling Stockholders shall not have the right under this Section 7.10 to obtain equitable relief, an injunction, specific performance or any other relief that may be available from a court of competent jurisdiction to cause the consummation of the Closing if the conditions set forth in Sections

4.2(d) and (e) have not been satisfied.

7.11    Assignment. Neither party may assign any of its rights hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. Any purported assignment in violation of this Section 7.11 shall be null and void. Without limiting the foregoing, no assignment shall relieve the assigning party of any of its obligations hereunder.

7.12    Successors and Assigns. Without limiting Section 7.11, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

7.13    No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.14    Governing Law. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal Laws of the State of New York without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

7.15    Submission to Jurisdiction. Any legal suit, action or proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the City of New York and County of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document in accordance with Section 7.4 shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

7.16    Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

7.17    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Remainder of page intentionally left blank;
signatures on next succeeding page.]

IN WITNESS WHEREOF, the parties have executed and delivered this Securities Purchase Agreement on the date first above written.

AFINSA BIENES TANGIBLES , S.A. EN LIQUIDACIóN

By: /s/ Javier Díaz-Gálvez de la Cámara
Name: Javier Díaz-Gálvez de la Cámara
Title: Trustee

By: /s/ Benito Agüera Marín
Name: Benito Agüera Marín
Title: Trustee

By: /s/ Carmen Salvador Calvo
Name: Carmen Salvador Calvo
In representation of Tesoreria General del la Seguridad Social
Title: Trustee

AUCTENTIA, S.L.

By: /s/ Javier Díaz-Gálvez de la Cámara
Name: Javier Díaz-Gálvez de la Cámara
Title: Joint Administrator

By: /s/ Benito Agüera Marín
Name: Benito Agüera Marín
Title: Joint Administrator

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

SPECTRUM GROUP INTERNATIONAL, INC.

By: /s/ Greg Roberts
Name: Greg Roberts
Title: President and CEO

Exhibit A
Approval Order

Exhibit B
Opinion of Selling Stockholders' Counsel
1.Each Selling Stockholder is a corporation validly existing and in good standing under the Laws of Spain.

2.Each Selling Stockholder has all requisite power and authority to execute, deliver and perform its obligations under the Agreement.

3.The Agreement has been duly authorized, executed and delivered by each Selling Stockholder.

4.The Agreement constitutes a valid and binding obligation of each Selling Stockholder Seller, enforceable against each Selling Stockholder in accordance with its terms.

5.The execution and delivery by each Selling Stockholder of the Agreement, and the consummation and performance by each Selling Stockholder of the transactions contemplated thereby, do not result in a breach or violation of any of the terms and provisions of, or constitute a default (or event that with the giving or notice or lapse of time would become a breach or default) under (i) any of the organizational documents of such Selling Stockholder, (ii) any material agreement or instrument to which such Selling Stockholder is a party or by which such Selling Stockholder is bound, or (iii) any Law applicable to such Selling Stockholder, except, in the case of the foregoing clauses (ii) and (iii), where any such breach or violation would not, individually or in the aggregate, prevent or materially delay such Selling Stockholder's ability to meet or perform its obligations under the Agreement.

6.The execution and delivery by each Selling Stockholder of the Agreement, and the consummation by such Selling Stockholder of the transactions contemplated thereby, do not require consent, approval or authorization from any Governmental Authority under any applicable Law, other than the Approval Order, which has been obtained.

7.The Approval Order has been issued and remains in full force and effect, and constitutes the approval by the Bankruptcy Court of the transactions contemplated by the Agreement. The performance of the Agreement and the consummation of the transactions contemplated therein will not be adversely affected by any appeal of the Approval Order.

8.The execution and delivery by each Selling Stockholder of the Agreement, and the consummation by such Selling Stockholder of the transactions contemplated thereby, do not require any filings with any Governmental Authority under any applicable Law.

The foregoing opinion points will be limited to Spanish Law, except to the enforceability opinion under opinion point 4, which will be governed by New York Law (the “New York Law Opinion”) and Spanish Law. Purchaser agrees to reimburse the Selling Stockholders for the reasonable costs of the New York Law Opinion in an amount not to exceed $10,000.